Exhibit 10.1

January 11, 2018
Richard A. Simonson
3150 Sabre Drive
Southlake, Texas 76092

Re:    Amendment to Letter Agreement

Dear Rick:

This amendment, dated January 11, 2018 (“Amendment”), to your letter agreement dated as of March 5, 2013, between Sabre GLBL Inc. (formerly known as Sabre Inc. and a wholly-owned subsidiary of Sabre Corporation) and you, and as amended on November 17, 2017 (the “Agreement”), amends the Agreement in the manner set forth herein.

In connection with your anticipated voluntary retirement as Executive Vice President and Chief Financial Officer of Sabre Corporation, you and the Company have agreed that you will continue in an operational role with the Company as Senior Advisor, to allow for an orderly transition of your duties and responsibilities to your successors. Therefore, in consideration of the mutual covenants contained in this Amendment, and effective as of the date designated by the Chief Executive Officer of Sabre Corporation (which is currently contemplated to be the date your successor commences employment as Chief Financial Officer) (the “Amendment Effective Date”), the Company and you agree as follows:

1.    Section 1(a) of the Agreement is amended and restated in its entirety to read as follows:

(a)
Beginning on the Amendment Effective Date and through the Termination Date, you will serve as Senior Advisor of Sabre Corporation (the “Company”), with such duties and responsibilities as are assigned to you by the Company. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and directives applicable to you. You may provide consulting services to third parties from time to time, consistent with the terms of the Agreement and the Company’s Code of Business Ethics, during the period beginning on the Amendment Effective Date and through the Termination Date, with the prior consent of the Chief Executive Officer, which consent will not be unreasonably withheld; provided, however, that any full-time employment by you with any third party shall be deemed to be a voluntary termination of your employment by you, and you must provide 60 days’ notice to the Company prior to commencing such employment.

2.    The first paragraph of Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“Unless terminated earlier pursuant to the Severance Plan, the term of this Agreement and your employment shall end on June 30, 2019 (the “Termination Date”); provided that the parties may mutually agree to extend the term thereafter for one-month periods. The termination of your employment on the Termination Date (as it may be extended) shall be deemed in all respects to constitute a voluntary termination of your employment by you, including under the terms of the Severance Plan and any applicable equity plan of Sabre Corporation, and any termination of your employment prior to the Termination Date shall be governed by the terms of the Severance Plan and any applicable equity plan. The period of your employment with the Company shall be referred to herein as the “Employment Period.” Notwithstanding the foregoing, Sections 8, 9 and 11 shall survive termination of this Agreement in accordance with their terms.” References in the Agreement to the terms “Initial Term” and “Additional Term” shall continue to have the meanings assigned to them immediately prior to this Amendment.

3.    Section 3 of the Agreement is amended and restated in its entirety to read as follows:

3.    Base Salary

Beginning on the Amendment Effective Date and through the Termination Date, your base salary will be $10,000 per month, less withholding for taxes and deductions for other appropriate items.

4.    Section 4 of the Agreement is amended and restated in its entirety to read as follows:

4.    Annual Bonus

You will be entitled to receive the annual incentive bonus approved by the Compensation Committee and granted to you in February 2017, in accordance with the terms and subject to the performance conditions thereof, with such annual incentive bonus to be paid to you in accordance with its terms no later than March 31, 2018, provided that you will not be entitled to receive such bonus if your employment is terminated for Cause prior to the payment date for the annual incentive bonus. Your annual incentive bonus with respect to fiscal year 2018 will be (1) subject to approval by the Compensation Committee and the performance conditions thereof, with such annual incentive bonus to be paid to you in accordance with its terms at the same time as it is paid to the Company’s other senior executives, and (2) prorated to reflect only the period in which you serve as Chief Financial Officer of the Company. Beginning on the Amendment Effective Date and through the Termination Date, you will not be eligible to receive any additional annual incentive bonus from the Company, unless otherwise determined by the Compensation Committee in its sole discretion.

5.    Section 5 of the Agreement is amended and restated in its entirety to read as follows:

5.    Participation in Company Equity Plans

Beginning on the Amendment Effective Date and through the Termination Date, any outstanding equity awards will continue to vest in accordance with their applicable terms; however, you will not be eligible to receive any additional equity grants from the Company, unless otherwise determined by the Compensation Committee in its sole discretion.

6.    The first paragraph of Section 8 of the Agreement is amended and restated in its entirety to read as follows:
“You acknowledge and agree that, in your position as Senior Advisor and your prior position as Executive Vice President and Chief Financial Officer for Sabre Corporation (which, for purposes of this Section 8, shall include all of the Company’s parents, subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Majority Stockholder (as defined in the Plan)), it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit C for definition of “Trade Secrets” and “Confidential Information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or within the periods following the termination of your employment with the Company specified below, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as Senior Advisor and formerly as Executive Vice President and Chief Financial Officer and the Company’s covenants in this Agreement, you make the following covenants described in this Section 8:”

7.    In consideration of your continued employment, and the other benefits specified above, you hereby waive any right you may currently have, or which you may hereafter have, to terminate your employment for “Good Reason” pursuant to clauses (i) or (iv) of the definition of Good Reason in Section 7 of the Agreement, or clauses (i) or so much of clause (iv) as follows the words ‘a material reduction’ in Section 1.01(t) of the Severance Plan, or substantially similar provisions of any other plan, agreement or arrangement. Accordingly, by signing this Amendment, you are agreeing that you are not entitled to the benefits set forth in the Severance Plan, the Agreement or any equity plan or agreement as a result of the change in your responsibilities or compensation related to your moving from your former role to your new role.

8.    Except as otherwise specifically amended by this Amendment, the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

SABRE CORPORATION

By:	/s/ Rachel A. Gonzalez
Name:	Rachel A. Gonzalez
Title:	Executive Vice President and Chief Administrative Officer

Acknowledged and Agreed on January 11, 2018

/s/ Richard A. Simonson
Richard A. Simonson